Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 6, 2025, is entered into by and among Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”), AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with this Agreement, (i) the Company, (ii) Parent and (iii) Arrow Merger Sub 2025, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A (the “Owned Shares”);

WHEREAS, the Owned Shares and any additional shares of Company Common Stock (the “Shares”) or other voting securities of the Company acquired by the Stockholders or their respective Controlled Affiliates (as defined herein) between the date hereof and the record date for the Company Stockholder Meeting (the “Record Date”) or pursuant to which the Stockholders or their respective Controlled Affiliates have the right and ability to vote as of the Record Date, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or other voting securities, or upon exercise or conversion of any securities, by the Stockholders or their respective Controlled Affiliates are referred to in this Agreement as, the “Covered Shares”;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent, the Company and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders and the Company acknowledge that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders and the Company set forth in this Agreement, and would not enter into the Merger Agreement if the Stockholders and the Company did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Stockholders and the Company hereby agree as follows:

Section 1. Agreement to Vote. From and after the date hereof until the Agreement Termination Date (as defined herein), at the Company Stockholder Meeting or any other meeting of the Company’s stockholders, however called, including any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholders agree to and agree to cause their applicable Controlled Affiliates to, take the following actions (or cause the applicable holder of record of their respective Covered Shares to take the following actions):

(a) to appear and be present (including by proxy or otherwise in accordance with the bylaws of the Company) at such meeting of the Company’s stockholders or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum;

(b) to affirmatively vote and cause to be voted by their respective Controlled Affiliates at such meeting in person or by proxy all of its and their respective Covered Shares in favor of (“for”), or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent, with respect to all such Covered Shares, in favor of (“for”), the approval of the Merger, the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement (including any adjournment or postponement of the Company Stockholder Meeting) (the “Supported Matters”); and

(c) to vote or cause to be voted by their respective Controlled Affiliates at such meeting in person or by proxy, all of its and their respective Covered Shares against, and not provide any written consent with respect to (i) (1) any Acquisition Proposal or (2) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (ii) any action, proposal, transaction or agreement that is intended to or would (1) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders under this Agreement, (2) impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions expressly contemplated by the Merger Agreement or this Agreement or (3) change in any manner the voting rights of any class of shares of the Company (including any amendments to the certificate of incorporation of the Company or bylaws of the Company).

(d) Notwithstanding the foregoing, the obligations in this Section 1 shall only apply with respect to (A) sub-sections (a) and (b) to the extent that the Supported Matters are submitted for a vote at any such meeting or are the subject of any such written consent and (B) sub-section (c) to the extent that any Acquisition Proposal or any matter contemplated by Section 1(c)(ii) is submitted for a vote at any such meeting or is the subject of any such written consent. No Stockholder shall take or commit or agree to take any action inconsistent with the foregoing. For purposes of this Agreement, (i) “Controlled Affiliates” means, with respect to each of the Stockholders, any Person directly or indirectly controlled by or under common control with such Stockholder and (ii) “control” (when used with respect to the foregoing clause (i)) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the term “controlled by” has a correlative meaning to the foregoing.

Section 2. Inconsistent Agreements. Except as contemplated by this Agreement, each Stockholder hereby represents, covenants and agrees that neither it nor any of its Controlled Affiliates:

(a) has entered into, or shall enter into at any time prior to the Agreement Termination Date, any voting agreement, voting trust or other similar agreement with respect to its Covered Shares;

(b) has granted, or shall grant at any time prior to the Agreement Termination Date, a proxy or power of attorney with respect to its Covered Shares, which is inconsistent with the obligations of such Stockholder pursuant to this Agreement; or

(c) has entered into any agreement that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

Section 3. Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement that reduces the amount of Merger Consideration or is otherwise adverse to the Stockholders relative to the other stockholders of the Company, (d) written notice of termination of this Agreement by Parent to the Stockholders and the Company or (e) mutual written agreement of each of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Agreement Termination Date”); provided, that the provisions set forth in Section 8 and Sections 12 through 27 shall survive the termination of this Agreement; provided, further that no such termination will relieve any party hereto from any liability for any material and willful breach of this Agreement occurring prior to such termination.

Section 4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

(a) As of the date hereof, such Stockholder is the record and/or beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Exhibit A and such Stockholder has good and valid title to such Owned Shares free and clear of Liens (other than as created by this Agreement or transfer restrictions arising under applicable federal or state securities Laws that will not impact such Stockholder’s ability to comply with this Agreement with respect to such Owned Shares). Except as set forth on Exhibit A, such Stockholder has the only voting power, power of disposition, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares and except as set forth on Exhibit A, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b) Such Stockholder, if it is an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its, his or her obligations hereunder. If such Stockholder is an entity, the execution, delivery and performance of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby has been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder is necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, other than as contemplated by the Merger Agreement, and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder, nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions herein shall (A) conflict with or violate, any provision of the organizational documents of such Stockholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any properties or assets of such Stockholder is bound or affected or (C) violate any Law applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by such Stockholder of its obligations under this Agreement.

(d) As of the date hereof, there are no Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its or his Controlled Affiliates that would restrict, prohibit, materially delay or impair the ability of such Stockholder to perform its obligations under this Agreement.

Section 5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and each Stockholder as follows:

(a) Parent is an entity duly organized, validly existing and in good standing under the laws of Delaware. Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by Parent has been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Stockholder and the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(b) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent, and (ii) the execution and delivery of this Agreement by Parent shall not (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any properties or assets of Parent is bound or affected or (C) violate any Law applicable to Parent or any of Parent’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by Parent of its obligations under this Agreement.

(c) As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of Parent to perform its obligations under this Agreement.

Section 6. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and each Stockholder as follows:

(a) The Company is an entity duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by the Company has been duly and validly authorized by the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Stockholder and Parent, constitutes a legal, valid and binding obligation of the Company, subject to the Enforceability Exceptions.

(b) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Company for the execution and delivery of this Agreement by the Company, and (ii) the execution and delivery of this Agreement by the Company shall not (A) conflict with or violate, any provision of the organizational documents of the Company, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any properties or assets of the Company is bound or affected or (C) violate any Law applicable to the Company or any of the Company’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

(c) As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the Merger Agreement.

Section 7. Certain Covenants of the Parties.

(a) Each Stockholder hereby covenants and agrees as follows:

(i) Prior to the Agreement Termination Date, and except as contemplated hereby, such Stockholder shall not (A) tender any Covered Shares into any tender or exchange offer or commence a tender or exchange offer for the Shares; (B) except for an Exempt Transfer, sell (constructively or otherwise), transfer, offer, exchange, pledge, lend, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law, through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement or otherwise); (C) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its Subsidiaries; (D) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote any voting securities of the Company to (I) not adopt or approve the Supported Matters or (II) approve any other matter that if approved would reasonably be expected to prevent, interfere with, discourage, impair or delay the consummation of the Supported Matters; (E) make any public announcement (other than public statements in support of the Merger) with respect to, or submit a proposal for, or offer for (with or without conditions), any Acquisition Proposal (including any public announcement with respect to an Acquisition Proposal); provided that nothing in this Agreement shall restrict any of the Stockholders from acquiring additional securities of the

Company; provided, however, any securities acquired by any such Stockholder or its Controlled Affiliates after the date of this Agreement shall be subject to this Agreement in all respects; (F) form, join or in any way participate in a “group” (as defined in Section 13d-3 under the Exchange Act) in connection with any of the actions expressly described in any of clauses (A)-(E) of this Section 7(a)(i) (other than any “group” with any Affiliate of such Stockholder; provided that any such Affiliate agrees to be bound by the terms and conditions of this Agreement); or (G) agree (whether or not in writing) to take any of the actions referred to in this Section 7(a)(i). Any action in violation of this provision shall be void.

(ii) From and after the date hereof until the Agreement Termination Date, each Stockholder agrees that it shall not, and shall cause each of its Controlled Affiliates and instruct its and their respective Representatives not to, directly or indirectly, solicit, initiate, seek or knowingly facilitate or encourage the making, submission or announcement of any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(iii) Prior to the Agreement Termination Date, in the event that any Stockholder or any of its Controlled Affiliates acquires the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties hereto, be deemed Covered Shares and subject to the provisions of this Agreement in all respects, and the number of Owned Shares held by such Stockholder set forth on Exhibit A will be deemed amended accordingly.

(iv) For purposes of this Agreement, an “Exempt Transfer” means any transfer of Covered Shares (i) if the Stockholder is a natural person, (a) by will or intestacy, (b) to any immediate family member (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (c) to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder for bona fide estate planning purposes or (d) to a partnership, limited liability company or other entity of which the Stockholder and/or the immediate family of the Stockholder are the legal and beneficial owners of all of the outstanding equity securities or similar interests or (ii) if the Stockholder is a corporation, partnership, limited liability company, trust or other business entity, (a) to another corporation, partnership, limited liability company, trust or other business entity that is a Controlled Affiliate of such Stockholder or (b) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or Affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); provided that in the case of a transfer pursuant to clause (i) or (ii), (A) prior to such Exempt Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of a Stockholder herein and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement.

(v) For the avoidance of doubt, any Covered Shares that are transferred by a Stockholder in an Exempt Transfer on or after the Record Date shall remain Covered Shares for purposes of Section 1.

(b) Notwithstanding anything to the contrary set forth herein, each Stockholder, its Controlled Affiliates and their respective Representatives may engage in such activities in their capacities as Representatives of the Company pursuant to, and subject to, Section 6.02 of the Merger Agreement. In addition, if specifically authorized by the Company Board (subject to the Company Board acting in compliance with and subject to Section 6.02 of the Merger Agreement), each Stockholder, its Controlled Affiliates and their respective Representatives may, in their capacities as Stockholders, enter into discussions and negotiations regarding (and, following valid termination of this Agreement, execute) a rollover or other reinvestment agreement or Contract with respect to their Covered Shares on substantially similar terms and conditions to the Rollover Agreement. The Company hereby acknowledges and agrees that each Stockholder and its Affiliates will be deemed to be “Representatives.”

Section 8. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its, his or her capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder or any Controlled Affiliate of such Stockholder, or any Representative of such Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

Section 9. Appraisal Rights. The Stockholders shall not, and each Stockholder shall cause its Controlled Affiliates not to, exercise any rights to demand appraisal of any Covered Shares or right to dissent that may arise with respect to the Merger, and each Stockholder hereby waives any such rights of appraisal or rights to dissent that such Stockholder may have under Applicable Law. Each Stockholder agrees, and agrees to cause its Controlled Affiliates, not to commence or participate in any class action or other Proceeding with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of, or other claim against, the Company or the Company Board in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement or the transactions contemplated by the Merger Agreement (it being understood and agreed that nothing in this Section 9 shall restrict or prohibit such Stockholder or any Affiliate or Representative thereof from participating as a defendant or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against it or any of its Affiliates or Representatives relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, or from enforcing its rights under this Agreement).

Section 10. Disclosure. Prior to the Agreement Termination Date, none of the Stockholders or Parent shall issue any press release or make any public statement with respect to this Agreement without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as such party reasonably determines is required by Applicable Law (including the Exchange Act) or the rules or regulations of any applicable U.S. securities exchange or Governmental Authority to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party hereto reasonable time to comment on such release or announcement in advance.

Section 11. Legal Filings. Notwithstanding anything to the contrary set forth herein, each Stockholder hereby permits the Company to include and disclose in the Proxy Statement, and in other such schedules, certificates, applications, agreements, press releases or documents as it may reasonably determine to be necessary or appropriate in connection with the consummation of the Merger, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s commitments, arrangements and understanding pursuant to this Agreement, subject to reasonable prior review and comment by such Stockholder.

Section 12. Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Stockholders, Parent and the Company contained herein shall not survive the Agreement Termination Date, other than (a) those contained within the provisions that the parties hereto have agreed will survive the termination of this Agreement pursuant to Section 3 and (b) the last proviso of Section 3 hereof.

Section 13. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), addressed as follows:

if to Parent:

TPG Partners IX, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Deirdre Harding

Email: [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Oliver Smith; Darren Schweiger; Michael Diz

Email: oliver.smith@davispolk.com; darren.schweiger@davispolk.com;

michael.diz@davispolk.com

if to the Company:

AvidXchange Holdings, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

Attn: Ryan Stahl

Email: [***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: David Beller; Ian Nussbaum; Cathy Birkeland

Email: David.Beller@lw.com; Ian.Nussbaum@lw.com;

Cathy.Birkeland@lw.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 14; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 14 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 14. Each party will promptly update the other party of any change to the address or any of the other details specified in or pursuant to this Section 14.

Section 15. Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. For all purposes of this Agreement, whenever the term “beneficial owner” or “beneficially own” is used, it shall have the meaning set forth in Rule 13d-3 under the Exchange Act. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

Section 16. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 17. No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the Company, which shall be and hereby is, an express third-party beneficiary of this Agreement.

Section 18. Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, or the negotiation, administration, performance and enforcement of this Agreement or the transactions contemplated by the Merger Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 19. Submission to Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such federal court.

Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 19 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 14. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Applicable Law.

Section 20. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 21. Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject in all respects to the terms and limitations set forth in this Section 21, the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity except as expressly set forth herein. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 22. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 23. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE UNDER THIS AGREEMENT OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.

Section 24. Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 25. Amendment. This Agreement may not be amended or otherwise modified (nor shall any provision be waived), except by a written instrument duly executed by the parties hereto.

Section 26. No Presumption Against Drafting Party. Each party hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 27. Stockholders. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that each representation, warranty, covenant, agreement and obligation of any Stockholder in this Agreement shall be a several representation, warranty, covenant, agreement or obligation (as applicable) of such Stockholder made solely as to such Stockholder. No Stockholder shall be responsible or liable in any way whatsoever for any representation, warranty, covenant, agreement or obligation of any other Stockholder in this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Arrow Borrower 2025, Inc.

By:	/s/ John Flynn
Name: John Flynn
Title: Authorized Signatory

Michael Praeger

By:	/s/ Michael Praeger

Green and Gold 2014 GRAT

By:	/s/ James Blakey
Name:James Blakey
Title:Trustee

Green and Gold 2015 GRAT

By:	/s/ James Blakey
Name: James Blakey
Title: Trustee

MP Charitable Trust

By:	/s/ Michael Praeger
Name:Michael Praeger
Title:Donor and Trustee

AvidXchange Holdings, Inc.

By:	/s/ Ryan Stahl
Name:Ryan Stahl
Title:General Counsel, Senior Vice President and Secretary

16